Exhibit 10.2

COMPANY SHAREHOLDER SUPPORT AGREEMENT

This Company Shareholder Support Agreement (this “Shareholder Support Agreement”) is dated as of May 26, 2026 and is entered into by and among NewHold Investment Corp III, a Cayman Islands exempted company with limited liability (“SPAC”), NewCleo Ltd., a private limited company incorporated under the Laws of England and Wales (the “Company”), and the shareholders of the Company set forth on Schedule A hereto (each, a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Shareholders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of Company Ordinary Shares set forth opposite their respective names on Schedule A hereto (together with any other Equity Securities (as defined below) of the Company (or any securities convertible into or exercisable or exchangeable for the Equity Securities of the Company) held or acquired by such Shareholders between the date of this Shareholder Support Agreement and the earlier of the Closing or the termination of this Shareholder Support Agreement in accordance with its terms, collectively, the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Shareholder Support Agreement, SPAC, the Company, newcleo1 Ltd., a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of the Company (“Merger Sub 1”), and newcleo2 Ltd., a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of the Company (“Merger Sub 2”), have entered into a Business Combination Agreement (as amended, restated, modified or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the applicable provisions of the Cayman Companies Act (Revised), the parties thereto desire to consummate a business combination transaction, whereby (a) at the First Merger Effective Time, Merger Sub 1 will merge with and into SPAC, and as a result of which the separate corporate existence of Merger Sub 1 will cease and SPAC will continue as the surviving company in such merger and as a wholly owned subsidiary of the Company and (b) at the Second Merger Effective Time, the First Merger Surviving Company will merge with and into Merger Sub 2, and as a result of which the separate corporate existence of the First Merger Surviving Company will cease and Merger Sub 2 will continue as the surviving company in such merger and as a wholly owned subsidiary of the Company (the transactions described in the foregoing clauses (a) and (b), together with the other Transactions, the “Mergers” or the “Business Combination Transaction”); and

WHEREAS, as a condition and inducement to SPAC’s willingness to enter into the Business Combination Agreement and to consummate the Transactions, the parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Shareholder Support Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1
SHAREHOLDER SUPPORT AGREEMENT; COVENANTS

Section 1.01. Binding Effect of Business Combination Agreement. Each Shareholder hereby acknowledges that it has read the Business Combination Agreement and this Shareholder Support Agreement and has had the opportunity to consult with its tax and legal advisors. Each Shareholder hereby agrees (i) to be bound by and comply with Sections 7.5 (Exclusivity) and 10.12 (Publicity) of the Business Combination Agreement (and any relevant definitions contained in any such Sections of the Business Combination Agreement), mutatis mutandis, as if such Shareholder was an original signatory to the Business Combination Agreement (as the Company) with respect to such provisions and (ii) that such Shareholder shall provide to (A) SPAC and its Representatives any information regarding such Shareholder or the Subject Shares that is reasonably requested by SPAC or its Representatives and is required in order for SPAC to comply with Sections 7.7 (Preparation of Registration Statement/Proxy Statement/Prospectus; Shareholders’ Meetings and Approvals), 7.8 (Support of Transaction), 7.9 (Regulatory Authorizations; Other Filings) and 7.15 (SPAC Public Filings) of the Business Combination Agreement (and any relevant definitions contained in any such Sections of the Business Combination Agreement) or otherwise in connection with any application or filing made or any approval sought in connection with the Transactions (including filings with the SEC) and (B) the Company and its Representatives any information regarding such Shareholder or the Subject Shares that is reasonably requested by the Company or its Representatives and is required in order for the Company to comply with Sections 7.7 (Preparation of Registration Statement/Proxy Statement/Prospectus; Shareholders’ Meetings and Approvals), 7.9 (Regulatory Authorizations; Other Filings) and 7.16 (Company Securities Listing) of the Business Combination Agreement (and any relevant definitions contained in any such Sections of the Business Combination Agreement) or otherwise in connection with any application or filing made or any approval sought in connection with the Transactions (including filings with the SEC).

Section 1.02. New Shares. In the event that after the execution of this Shareholder Support Agreement and prior to the Expiration Time (as defined below) (a) any Company Ordinary Shares or other Equity Securities of the Company are issued to any Shareholder pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of, on or affecting the Company Ordinary Shares or other Equity Securities of the Company owned by such Shareholder, or pursuant to any anti-dilution right or otherwise, (b) any Shareholder purchases or otherwise acquires beneficial ownership of any Company Ordinary Shares or other Equity Securities of the Company, or (c) any Shareholder acquires the right to vote or share in the voting of any Company Ordinary Shares or other Equity Securities of the Company (such Company Ordinary Shares or other Equity Securities of the Company, collectively the “New Securities”), then such New Securities issued to, acquired by or purchased by such Shareholder shall be subject to the terms of this Shareholder Support Agreement to the same extent as if they constituted the Company Ordinary Shares or other Equity Securities of the Company owned by such Shareholder respectively, as of the execution hereof (and shall constitute Subject Shares for all purposes hereof); provided that, for the avoidance of doubt, any Company Ordinary Shares acquired in (a) the PIPE Investment or (b) the investment contemplated by those certain subscription agreements entered into in March 2026 and April 2026 by and among the Company and the investors party thereto (the Company Ordinary Shares contemplated in the foregoing clauses (a) and (b), the “Excluded Shares”) shall not be considered New Securities or Subject Shares for purposes of Section 1.10 (and such Excluded Shares shall not be subject to the restrictions set forth therein) of this Shareholder Support Agreement.

Section 1.03. Closing Date Deliverables. On the Closing Date, the Shareholders shall deliver to SPAC and the Company a duly executed counterpart of the Registration Rights Agreement.

Section 1.04. Shareholder Agreements.

(a) At any meeting of the shareholders of the Company, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of the Company is sought from the date hereof until the earlier of (x) the Closing and (y) such date and time as the Business Combination Agreement is terminated in accordance with Section 9.1 thereof (the earlier of (x) and (y), the “Expiration Time”), each Shareholder shall (i) appear at each such meeting in person or by proxy or otherwise and, in any case, cause all of its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Shares:

(i) in favor of each of the Company Shareholder Resolutions;

(ii) against any Acquisition Proposal (other than to or with SPAC and its Representatives) or any proposal relating to an Acquisition Proposal (in each case, other than as set forth in the Company Shareholder Resolutions);

(iii) against any merger agreement, business combination agreement, merger, amalgamation, share exchange, asset acquisition, share purchase, scheme of arrangement, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any public offering of any Equity Securities of the Company (other than the Company Shareholder Resolutions);

(iv) against any change in the business, management or board of directors of the Company (other than in connection with the Company Shareholder Resolutions);

(v) against any proposal, action or agreement that would or would reasonably be expected to (A) impede, interfere with, delay, frustrate, prevent, result in termination or failure to consummate of, or nullify any provision of, this Shareholder Support Agreement, the Business Combination Agreement or any other Transaction Agreement or the Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any Shareholder under this Agreement or of the Company under the Business Combination Agreement or any other Transaction Agreement, (C) result in any of the conditions set forth in Article VIII of the Business Combination Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of share capital of, the Company (other than as set out in the Company Shareholder Resolutions); and

(vi) for any proposal to adjourn or postpone the applicable meeting of the shareholders of the Company to a later date if (and only if) there are not sufficient votes for approval of the Company Shareholder Resolutions.

(b) Without limiting the generality of the foregoing Section 1.04(a), except as contemplated by the Business Combination Agreement, any other Transaction Agreement or the Transactions, each Shareholder hereby agrees, from and after the execution of this Shareholder Support Agreement (and, in the case of clauses (i) and (ii) below, until the Expiration Time):

(i) not to deposit any of the Subject Shares in a voting trust or subject any of the Subject Shares to any arrangement or agreement with respect to the voting of such Subject Shares unless specifically requested to do so by the Company in writing in connection with the Business Combination Agreement, the other Transaction Agreements or the Transactions;

(ii) not to make a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) of any equity interests of other shareholders of the Company against any Company Shareholder Resolution or the Company Shareholder Approval or for any Acquisition Proposal (other than with SPAC and its Representatives) in connection with any vote of the shareholders of the Company;

(iii) not to commence or participate in any claim, derivative or otherwise, against the Company, SPAC or any of their respective Affiliates, directors or officers (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Shareholder Support Agreement, the Business Combination Agreement, any other Transaction Agreement or the Transactions, (B) alleging a breach of any fiduciary duty of the board of directors or officers of SPAC or the Company or any of their Affiliates in connection with this Shareholder Support Agreement, the Company Shareholder Approval, the Business Combination Agreement, any other Transaction Agreement or the Transactions or (C) relating to the negotiation, execution or delivery of this Shareholder Support Agreement, the Business Combination Agreement, any other Transaction Agreement or the Transactions; and

(iv) not take, or commit or agree to take, any action inconsistent with Section Section 1.04(a) or the foregoing in this Section 1.04(b).

Section 1.05. No Transfer. From the date of this Shareholder Support Agreement until the Expiration Time, each Shareholder shall not, directly or indirectly, (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, assign, dispose of or agree to transfer, assign or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to, any Subject Shares, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in the immediately preceding clauses (a) or (b) (any of the actions specified in the immediately preceding clauses (a) to (c), a “Transfer”), other than pursuant to the Mergers and in accordance with this Shareholder Support Agreement and the other Transaction Agreements and in order for the Subject Shares to be admitted to DTC (as defined in the Governing Documents) or any nominee in respect thereof. Notwithstanding the foregoing, such Shareholder may make Transfers of the Subject Shares (A) pursuant to and in accordance with this Shareholder Support Agreement, (B) upon the prior written consent of the Company and SPAC, (C) in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust or other fiduciary entity, the beneficiary of which is a member of the individual’s immediate family, (D) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (E) in the case of an individual, pursuant to a qualified domestic relations order, (F) in the case of an individual, pursuant to a charitable gift or contribution, (G) in the case of an entity, by virtue of such Shareholder’s Governing Documents upon liquidation or dissolution of such Shareholder and (H) to any Affiliate of such Shareholder (each of the transferees described in clauses (A)-(H), a “Permitted Transferee”); provided that, in each case of clauses (A) through (H), the power to vote (including, without limitation, by proxy or power of attorney) and otherwise fulfill such Shareholder’s obligations under and in accordance with this Shareholder Support Agreement is not relinquished, modified or limited in any manner in or as a result of any such Transfer, and as a condition to the effectiveness of any such Transfer, the transferee thereof shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Shareholder Support Agreement to the same extent as such transferring Shareholder was with respect to such transferred Subject Shares; provided, further, that in the case of clauses (D), (E) or (F), the transferee thereof will not be required to assume voting obligations if the transferee’s assumption of such obligations would violate any applicable Laws, including any securities Laws, or would reasonably be expected to materially delay or impede the Registration Statement or Proxy Statement being declared effective under the Securities Act. Any action attempted to be taken in violation of the foregoing in this Section 1.05 will be null and void ab initio.

Section 1.06. No Inconsistent Agreements. Each Shareholder hereby represents and covenants that such Shareholder (a) has not entered into, and shall not enter into, any agreement or undertaking that would restrict, limit or interfere with, or that is otherwise inconsistent with, or would adversely affect, or prohibit or prevent from satisfying, the ability to perform or satisfy any party’s obligations under this Shareholder Support Agreement or the Company’s or the SPAC’s ability to perform or satisfy any obligation under the Business Combination Agreement or any other Transaction Agreement, or that is otherwise inconsistent with such Shareholder’s obligations hereunder, including any voting agreement or voting trust with respect to any of the Subject Shares, and (b) has not granted, and shall not grant, a proxy or power of attorney with respect to any of the Subject Shares that is inconsistent with such Shareholder’s obligations hereunder.

Section 1.07. Related Party Arrangements. Except as expressly contemplated by the Business Combination Agreement, no Shareholder shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with, the consummation of the Mergers.

Section 1.08. Consent to Disclosure. Each Shareholder hereby consents to the publication and disclosure in the Registration Statement and the Proxy Statement/Prospectus (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, including in any other documents or communications provided by SPAC or the Company to any Governmental Authority or to securityholders of the Company), to the extent such publication and disclosure is required by applicable securities Laws or the SEC or any other securities authorities, of such Shareholder’s identity and beneficial ownership of Subject Shares and the nature of such Shareholder’s commitments, arrangements and understandings under and relating to this Shareholder Support Agreement and, if deemed appropriate by SPAC or the Company, a copy of this Shareholder Support Agreement.

Section 1.09. Waiver and Release of Claims. Each Shareholder covenants and agrees as follows:

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in Section 1.09(d)), each Shareholder, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other Person claiming by, through or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties”; provided, for the avoidance of doubt, that the Company shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge SPAC, the Company, each Merger Sub and each of its and their past and present Subsidiaries, and the equityholders, directors, officers, employees, agents, predecessors, successors and assigns of each of the foregoing (the “Released Parties”), from any and all past or present claims, demands, damages, debts, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, directly or indirectly arising from or relating to (x) the Releasing Parties’ ownership of the Subject Shares or the Transactions or (y) any act, omission, event or transaction occurring (or any circumstance existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”), in each case (x) and (y), except for fraud, willful misconduct or gross negligence.

(b) Each Shareholder acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Section 1.09(b), and that it may hereafter come to have a different understanding of the Law that may apply to potential Claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims in accordance with this Section 1.09(b). In furtherance of this intention, such Shareholder acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of Law.

(c) Such Shareholder knowingly and voluntarily waives and releases any and all rights and benefits that such Shareholder may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous Law of any other jurisdiction), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Such Shareholder understands that Section 1542 of the California Civil Code, or a comparable Law of another jurisdiction, gives such Shareholder the right not to release existing claims of which such Shareholder is not aware, unless such Shareholder voluntarily chooses to waive this right. Having been so apprised, such Shareholder nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542 of the California Civil Code, or such other comparable Law, and elects to assume all risks for claims that exist, existed or may hereafter exist in his, her or its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 1.09, in each case, effective as of the Closing. Such Shareholder acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 1.09 and that, without such waiver, the Company would not have agreed to the terms of this Shareholder Support Agreement or the Business Combination Agreement.

(d) Notwithstanding the foregoing provisions of this Section 1.09 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge, any Claims that arise under or are based upon the terms of (i) this Shareholder Support Agreement, (ii) any other Transaction Agreement to which such Releasing Party is a party, (iii) the Registration Rights Agreement, (iv) the articles of association of the Company or other Governing Document existing as of the date hereof, (v) any indemnity agreement between any director or officer of the Company and the Company with or for the benefit of a Releasing Party with respect to any Claims for indemnification, contribution, set-off, reimbursement or similar rights, (vi) any Company Equity Awards granted to such Releasing Parties or any claims to remuneration in the ordinary course pursuant to their employment arrangements or (vii) any D&O insurance policy maintained by the Company or any of its Subsidiaries.

(e) Notwithstanding the foregoing provisions of this Section 1.09, nothing contained in this Shareholder Support Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto. Notwithstanding anything to the contrary contained herein, each Shareholder (and each of its Affiliates other than the Company) and the Company shall be deemed not to be Affiliates of each other for purposes of this Section 1.09.

Section 1.10. Lock-Up.

(a) Each Shareholder hereby agrees that, upon and subject to the Closing, it shall not Transfer any Company Ordinary Shares (including any Subject Shares, and, for the avoidance of doubt, excluding any Excluded Shares) held by such Shareholder (the “Lock-Up Shares”) until the earlier of: (i) the date that is one hundred and eighty (180) days from the Closing and (ii) with respect to all or a portion of the Lock-Up Shares (as applicable), on such earlier date of release as may be permitted in accordance with Section 1.10(c) below (the period beginning on the Closing Date and ending upon the earlier of clause (i) and (ii) being, the “Lock-Up Period”).

(b) Notwithstanding the foregoing Section 1.10(a), such Shareholder may Transfer the Lock-Up Shares to a Permitted Transferee prior to expiry of the Lock-Up Period; provided that prior to and as a condition to the effectiveness of any such Transfer, such Permitted Transferee executes and delivers to the Company a joinder to this Agreement in the form attached hereto as Exhibit A.

(c) A certain number of Lock-Up Shares shall be released for Transfer and no longer subject to the Transfer restrictions set forth in Section 1.10(a), in each case as set forth below (the period from the Closing Date to the end of the Lock-Up Period, the “Lock-Up Trading Measurement Period”):

(i) Fifty percent (50%) of the Lock-Up Shares will be released for Transfer immediately if the volume weighted average Share Price of the Company Ordinary Shares on the principal exchange on which such securities are then listed or quoted (as reported on Bloomberg) is at or above $12.00 (the “First Lock-Up Release Threshold”) for any twenty (20) Trading Days (which need not be consecutive) over a thirty (30) Trading Day period at any time during the Lock-Up Trading Measurement Period;

(ii) Twenty-five percent (25%) of the Lock-Up Shares will be released for Transfer immediately if the volume weighted average Share Price of the Company Ordinary Shares on the principal exchange on which such securities are then listed or quoted (as reported on Bloomberg) is at or above $15.00 (the “Second Lock-Up Release Threshold”) for any twenty (20) Trading Days (which need not be consecutive) over a thirty (30) Trading Day period at any time during the Lock-Up Trading Measurement Period;

(iii) Twenty-Five percent (25%) of the Lock-Up Shares will be released for Transfer immediately if the volume weighted average Share Price of the Company Ordinary Shares on the principal exchange on which such securities are then listed or quoted (as reported on Bloomberg) is at or above $18.00 (the “Third Lock-Up Release Threshold,” and together with the First Lock-Up Release Threshold and Second Lock-Up Release Threshold, the “Release Thresholds”) for twenty (20) Trading Days (which need not be consecutive) over a thirty (30) Trading Day period at any time during the Lock-Up Trading Measurement Period; and

(iv) if an Early Release Event (as defined below) occurs during the Lock-Up Period, then all of the Lock-Up Shares that have not been released for Transfer shall be released for Transfer immediately and no longer be subject to the Transfer restrictions in this Section 1.10, effective immediately prior to the consummation of such Early Release Event (and, for the avoidance of doubt, in such case the Lock-Up Period shall expire on the date of such Early Release Event).

(d) For the avoidance of doubt, the time period in respect of which any Release Threshold is calculated may run concurrently with (and/or may overlap any portion of such period with) the time periods in respect of which any other Release Thresholds are calculated (and need not run consecutively), so that multiple tranches of Lock-Up Shares may be released for Transfer (and become no longer subject to the Transfer restrictions) concurrently with respect to the same period (or with respect to any such overlap between multiple time periods) in connection with the satisfaction of the Second Lock-Up Release Threshold and/or Third Lock-Up Release Threshold.

(e) For purposes of this Shareholder Support Agreement, (i) “Share Price” means, on any date on or after the Closing and on or prior to the Termination Date, the closing sale price per share of Company Ordinary Shares reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by or an authoritative source generally used for such purposes and selected by the Company, (ii) “Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor, (iii) “Early Release Event” means any of the following: (A) if the Company is merged, consolidated or reorganized with or into another Person except for any such merger or consolidation in which the shares of Company Ordinary Shares outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of the surviving or resulting corporation (or of a parent company thereof); (2) the Company sells, leases, assigns, transfers, licenses or otherwise disposes of, in one or a series of related transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of the Company if substantially all of the assets of the Company and its Subsidiaries taken as a whole are held by such Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a Subsidiary of the Company; (C) any transaction or series of transactions, taken together, that constitute a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act or pursuant to which the Company otherwise ceases to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act or (D) if Company Ordinary Shares shall cease to be listed on a national securities exchange (in the case of each of clause (A), (B), (C) or (D), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase, issuance, sale or transfer of Equity Securities or assets or otherwise), and (iv) “Trading Day” means any day on which the Company Ordinary Shares are actually traded on Nasdaq or any other exchange on which the Company Ordinary Shares are then listed or quoted.

(f) The share certificates (if any are issued) representing the Lock-Up Shares shall be stamped or otherwise imprinted with, and each book-entry account evidencing any Lock-Up Shares must bear, a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER, DIVIDENDS AND OTHER RIGHTS SET FORTH IN SECTION 1.10 OF THE SHAREHOLDER SUPPORT AGREEMENT, DATED AS OF MAY 26, 2026, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED FROM TIME TO TIME. A COPY OF SUCH SHAREHOLDER SUPPORT AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(g) The Company will cause its transfer agent to remove such legend as promptly as practicable following the expiration of the Lock-Up Period (with respect to all or any portion of Lock-Up Shares, as applicable).

(h) Notwithstanding this Section 1.10, each Shareholder and each of its Permitted Transferees (each, an “Equity Holder,” and collectively, the “Equity Holders”) may Transfer Lock-Up Shares during the Lock-Up Period in the following circumstances:

(i) as one or more bona fide gifts or charitable contributions, or for bona fide estate planning purposes; provided that such Transfer shall not involve a disposition for value and, prior to and as a condition to the effectiveness of any such Transfer, the donee or transferee shall execute and deliver to the Company a written agreement to be bound by the restrictions set forth in this Section 1.10;

(ii) upon death by will, testamentary document or intestate succession; provided that, prior to and as a condition to the effectiveness of any Transfer of Lock-Up Shares by the applicable recipient, such recipient shall execute and deliver to the Company a written agreement to be bound by the restrictions set forth in this Section 1.10;

(iii) by operation of law, including pursuant to a court or regulatory agency order, qualified domestic order, divorce settlement, divorce decree or separation agreement;

(iv) to the Company in connection with the vesting, settlement or exercise of any Company Equity Awards, including for the payment of any exercise price or tax, remittance or other obligations due as a result of such vesting, settlement or exercise, whether by way of “net” or “cashless” exercise, “net settlement” or otherwise; provided that any ordinary shares received upon such vesting, settlement or exercise and not used for the payment of any such exercise price or tax, remittance or other obligations shall remain subject to the restrictions set forth in this Section 1.10;

(v) in open market transactions during the Lock-Up Period to generate net proceeds, after deducting commissions, in an aggregate amount not to exceed the amount of taxes or estimated taxes that become due as a result of the vesting, settlement or exercise during the Lock-Up Period of Company Equity Awards held by such Equity Holder; provided that any ordinary shares retained by such Equity Holder after giving effect to any such sale shall remain subject to the restrictions set forth in this Section 1.10;

(vi) pursuant to a bona fide third-party tender offer, merger, consolidation, arrangement, amalgamation or other similar transaction that is approved by the Company Board and made to all holders of Company Ordinary Shares and that, if consummated, would result in an Early Release Event; provided that, if such transaction is not consummated, the Lock-Up Shares shall remain subject to the restrictions set forth in this Section 1.10;

(vii) in connection with the establishment of a written trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act; provided that no Lock-up Shares may be sold, transferred or otherwise disposed of under such plan during the Lock-Up Period; and

(viii) with the prior written consent of the Company Board.

(i) In the case of any Transfer or other transaction pursuant to Section 1.10(h)(i), Section 1.10(h)(ii), Section 1.10(h)(iii), Section 1.10(h)(iv), Section 1.10(h)(v) or Section 1.10(h)(vii), no public filing, report or announcement shall be voluntarily made by or on behalf of the applicable Equity Holder during the Lock-Up Period, and if any such filing, report or announcement is legally required during the Lock-Up Period, such filing, report or announcement shall clearly indicate the circumstances of such Transfer or other transaction and, where applicable, that the relevant Lock-Up Shares remain subject to the restrictions set forth in this Section 1.10.

ARTICLE 2

IRREVOCABLE PROXY AND POWER OF ATTORNEY

Section 2.01. Grant of Irrevocable Proxy and Power of Attorney.

(a) Each Shareholder makes, constitutes and appoints each of Stefano Buono and Elisabeth Rizotti (independently and each with the ability to act individually without the other) as its true and lawful attorney and proxy with full power to appoint a nominee or nominees to act hereunder from time to time and to represent and vote the Subject Shares by proxy at all meetings of shareholders (or any class thereof) of the Company, sign any form of proxy and grant written consents or approvals in respect of the Subject Shares in each case in a manner consistent with Section 1.04 and with the same force and effect as such Shareholder might or could do with respect to such Subject Shares, regardless whether such shareholders are required to vote on a poll, in the form of written resolutions or on a show of hands, with respect to all resolutions and matters to be voted upon by shareholders of the Company.

(b) Each Shareholder hereby ratifies and confirms and undertakes to ratify and confirm that each of Stefano Buono and Elisabeth Rizotti (independently and each with the ability to act individually without the other) or their respective nominee or nominees, in their capacity as the attorney and proxy of the Subject Shares, may lawfully do or cause to be done by virtue of the rights hereby granted and exercised in accordance with this Section 2.01 of this Shareholder Support Agreement.

(c)  Each Shareholder hereby (i) affirms that this Shareholder Support Agreement is (A) coupled with and intended to secure an interest sufficient in applicable Law to support an irrevocable power of attorney or irrevocable proxy, and (B) executed and intended to be irrevocable, (ii) revokes any and all prior proxies granted by the Shareholder with respect to the Subject Shares to any Person (other than those granted pursuant to the Company’s Governing Documents), (iii) undertakes that no subsequent proxy shall be given (and if given shall be ineffective) by the Shareholder to any Person other than Stefano Buono and Elisabeth Rizotti with respect to the Subject Shares, and (iv) undertakes that the proxy granted by this Section 2.01 is an irrevocable proxy and power of attorney and shall survive (x) any dissolution or winding up of any Shareholder that is an entity, (y) any testamentary transfer or any transfer by the laws of intestate succession by any Shareholder who is an individual, and (z) any Transfer permitted pursuant to Section 1.05 or Section 1.11 of this Shareholder Support Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties of the Shareholders. Each Shareholder represents and warrants, severally but not jointly and severally, as of the date hereof to SPAC and the Company as follows:

(a) Organization; Due Authorization. If such Shareholder is not an individual, such Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Shareholder Support Agreement and the consummation of the transactions contemplated hereby are within such Shareholder’s corporate, limited liability company or organizational powers and have been or will be duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Shareholder. Such Shareholder has full legal capacity, right and authority to execute and deliver this Shareholder Support Agreement and to perform its obligations hereunder. This Shareholder Support Agreement has been duly executed and delivered by such Shareholder and, assuming due authorization, execution and delivery by the other parties to this Shareholder Support Agreement, this Shareholder Support Agreement constitutes a legally valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Shareholder Support Agreement is being executed in a representative or fiduciary capacity, the Person signing this Shareholder Support Agreement has full power and authority to enter into this Shareholder Support Agreement on behalf of such Shareholder.

(b) Ownership. Such Shareholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, the Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Subject Shares (other than transfer restrictions under the Securities Act)) affecting the Subject Shares, other than Liens pursuant to (i) this Shareholder Support Agreement, (ii) the Company’s Governing Documents, (iii) the Business Combination Agreement, or (iv) any applicable securities Laws. The Subject Shares are the only Equity Securities of the Company owned of record or beneficially by such Shareholder on the date of this Shareholder Support Agreement, and none of the Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares (other than the Company’s Governing Documents). Other than the Subject Shares and any Company Equity Awards (if applicable), such Shareholder does not hold or own any rights to acquire (directly or indirectly) any Equity Securities of the Company or any Equity Securities convertible into, or which can be exchanged for, Equity Securities of the Company.

(c) No Conflicts. The execution and delivery of this Shareholder Support Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations hereunder will not, (i) if such Shareholder is not an individual, conflict with or result in a violation of the Governing Documents of such Shareholder, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Shareholder or the Subject Shares), or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay or impair the performance by such Shareholder of its obligations under this Shareholder Support Agreement.

(d) Litigation. There is no Action pending against such Shareholder or, to the knowledge of such Shareholder, threatened against such Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay or impair the performance by such Shareholder of its obligations under this Shareholder Support Agreement. To the knowledge of such Shareholder, there is no outstanding Governmental Order imposed upon such Shareholder which would prevent, enjoin or materially delay or impair the performance by such Shareholder of its obligations under this Shareholder Support Agreement.

(e) Adequate Information. Such Shareholder is a sophisticated investor and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Shareholder Support Agreement and the Transactions, and has independently and without reliance upon SPAC or the Company and based on such information as such Shareholder has deemed appropriate, made its own analysis and decision to enter into this Shareholder Support Agreement. Such Shareholder acknowledges that SPAC and the Company have not made and do not make any representation or warranty to such Shareholder, whether express or implied, of any kind or character except as expressly set forth in this Shareholder Support Agreement. Such Shareholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Shareholder are irrevocable.

(f) Brokerage Fees. Except as described on Section 5.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by such Shareholder for which the Company, SPAC or any of their respective Affiliates may become liable.

(g) Acknowledgment. Such Shareholder understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon such Shareholder’s execution and delivery of this Shareholder Support Agreement and the representations, warranties, covenants and other agreements of such Shareholder contained herein.

ARTICLE 4
MISCELLANEOUS

Section 4.01. Termination. This Shareholder Support Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of each of the Shareholders, SPAC and the Company. Upon such termination of this Shareholder Support Agreement, all obligations of the parties under this Shareholder Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that (i) the termination of this Shareholder Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Shareholder Support Agreement prior to such termination or Fraud, and (ii) this ARTICLE 4 shall survive the termination of this Shareholder Support Agreement.

Section 4.02. Amendment. Subject to applicable Law, this Shareholder Support Agreement may not be amended, changed, supplemented or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Company and the Shareholders.

Section 4.03. Notices. All notices and other communications under this Shareholder Support Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice), or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to SPAC:

NewHold Investment Corp III
52 Vanderbilt Avenue
Suite 2005
New York, NY 10017
Attention: Kevin Charlton
Email: ***

with a copy (which shall not constitute actual or constructive notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Giovanni Caruso
Email: ***

If to the Company:

NewCleo Ltd.
55 South Audley Street

London, W1K 2QH

United Kingdom

Attention: Khalil Bukhari

Email: ***

with a copy (which shall not constitute actual or constructive notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017

Attention: Michael Senders; Yasin Keshvargar

Email: ***; ***

If to a Shareholder, to the address set forth under such Shareholder’s signature to this Shareholder Support Agreement.

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 4.04. Further Assurances. Each Shareholder shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary or reasonably requested by the Company and/or SPAC to consummate the Mergers and the other Transactions.

Section 4.05. Waiver. Each provision in this Shareholder Support Agreement may only be waived by written instrument making specific reference to this Shareholder Support Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Shareholder Support Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Shareholder Support Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 4.06. Assignment. No party hereto shall assign, delegate or otherwise transfer this Shareholder Support Agreement or any part hereof without the prior written consent of the other parties and any such assignment, delegation or transfer without such prior written consent shall be null and void. Subject to the foregoing, this Shareholder Support Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

Section 4.07. Rights of Third Parties. Nothing expressed or implied in this Shareholder Support Agreement is intended or shall be construed to confer upon or give any Person, other than the parties, any right or remedies under or by reason of this Shareholder Support Agreement; provided, however, that the Released Parties (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 1.10.

Section 4.08. Governing Law; Jurisdiction.

(a) This Shareholder Support Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Shareholder Support Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Shareholder Support Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction.

(b) All Legal Proceedings arising under the Laws of the State of New York out of or relating to this Shareholder Support Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Legal Proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties agrees that mailing of process or other papers in connection with any such Legal Proceedings in the manner provided in Section 4.03 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any Legal Proceeding arising under the Laws of the State of New York out of or relating to this Shareholder Support Agreement brought by any party hereto, and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Legal Proceeding with respect to this Shareholder Support Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Shareholder Support Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 4.08.

Section 4.09. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SHAREHOLDER SUPPORT AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SHAREHOLDER SUPPORT AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 4.10. Entire Agreement. (a) This Shareholder Support Agreement, (b) the Business Combination Agreement (together with the Company Disclosure Letter and the SPAC Disclosure Letter), (c) the other Ancillary Agreements, (d) the Nondisclosure Agreement and (e) any other documents and instruments and agreements among the parties as contemplated or referred to herein, constitute the entire agreement among the parties to this Shareholder Support Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties, except as expressly set forth in this Shareholder Support Agreement and the Ancillary Agreements.

Section 4.11. Severability. If any provision of this Shareholder Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Shareholder Support Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Shareholder Support Agreement, they shall take any actions necessary to render the remaining provisions of this Shareholder Support Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Shareholder Support Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 4.12. Headings; Counterparts. The headings in this Shareholder Support Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Shareholder Support Agreement. This Shareholder Support Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

Section 4.13. Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform the provisions of this Shareholder Support Agreement (including failing to take such actions as are required of them under the provisions of this Shareholder Support Agreement in order to consummate the Mergers) in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Shareholder Support Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Shareholder Support Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 4.14. Construction. The construction provisions set forth in Section 1.2 of the Business Combination Agreement shall apply to this Shareholder Support Agreement, mutatis mutandis, and such provisions are hereby incorporated by reference herein as if fully set forth herein.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, SPAC, the Company and each Shareholder have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

Shareholder: ELYSIA CAPITAL I SCSP

By:	/s/ Stefano Buono
	Name:	Stefano Buono
	Title:	Authorized Signatory

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, SPAC, the Company and each Shareholder have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

Shareholder:

By:	/s/ Elisabeth Rizzotti
	Name:	Elisabeth Rizzotti

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, SPAC, the Company and each Shareholder have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

Shareholder: PARABENSA SRL

By:	/s/ Andrea Ruben Osvaldo Levi
	Name:	Andrea Ruben Osvaldo Levi
	Title:	Authorized Signatory

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, SPAC, the Company and each Shareholder have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

Shareholder: DAL 1802 EDUCAZIONE CULTURA SALUTE AMBIENTE TECHNOLOGIA S.R.L.

By:	/s/ Andrea Ruben Osvaldo Levi
	Name:	Andrea Ruben Osvaldo Levi
	Title:	Authorized Signatory

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, SPAC, the Company and each Shareholder have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

Shareholder: FIN POSILLIPO S.P.A

By:	/s/ Raffaele Petrone
	Name:	Raffaele Petrone
	Title:	Authorized Signatory

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, SPAC, the Company and each Shareholder have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

Shareholder: EMMEPLUS LIMITED

By:	/s/ Giorgio Scelsi
	Name:	Giorgio Scelsi
	Title:	Director

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, SPAC, the Company and each Shareholder have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

Company: NewCleo Ltd.

By:	/s/ Stefano Buono
	Name:	Stefano Buono
	Title:	Chief Executive Officer

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, SPAC, the Company and each Shareholder have each caused this Shareholder Support Agreement to be duly executed as of the date first written above.

SPAC: NewHold Investment Corp III

By:	/s/ Kevin Charlton
	Name:	Kevin Charlton
	Title:	Authorized Signatory

[Signature Page to Shareholder Support Agreement]

Schedule A

SHAREHOLDERS

Shareholder	Company Ordinary Shares
ELYSIA CAPITAL I SCSP	40,073,159
Elisabeth Rizotti	800,000
FIN POSILLIPO S.P.A.	42,232,567
PARABENSA SRL	7,800,000
DAL 1802 EDUCAZIONE CULTURA SALUTE AMBIENTE TECNOLOGIA S.R.L.	2,300,000
EMMEPLUS LIMITED	6,782,798

Exhibit A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Shareholder Support Agreement, dated as of [  ], 2026 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among NewHold Investment Corp III, a Cayman Islands exempted company (“SPAC”), NewCleo Ltd., a private limited company incorporated under the applicable Laws of England and Wales (the “Company”), and the shareholders of the Company set forth on Schedule A thereto (each, a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to Section 1.10 of the Agreement as if it were the “Shareholder” thereunder as of the date hereof and shall have all of the rights and obligations of such Shareholder with respect to Section 1.10 of the Agreement as if it had executed the Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date:

By:
Name:
Title:

Address for Notices:

With copies to:

[Exhibit A to Shareholder Support Agreement]